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Mortgage Contract

China Construction Bank Corporation
Beijing Branch

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Contract No.: Year 2006 Zi 123010 No. 018

Mortgagor (Party A): Beijing Origin Seed Limited
Domicile: 20 Shangdi Xinxi Road, Haidian District, Beijing	Postal Code: 100085

Legal Representative (person in charge): Gengchen Han
Fax: 58907520	Telephone: 58907520

Mortgagee (Party B): China Construction Bank Corporation Beijing Shangdi Sub-Branch
Domicile: 28 Shangdi Xinxi Road, Haidian District, Beijing	Postal Code: 100085

Legal Representative (person in charge): Qi Xue
Fax: 62967190	Telephone: 62967190

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Mortgagor (hereinafter referred to as “Party A”): Beijing Origin Seed Limited.

Mortgagee (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

In order to ensure the execution of the “Renminbi Capital Loan Contract” (hereinafter referred to as the “Master Contract”) between Beijing Origin Seed Limited. (hereinafter referred to as the “Debtor”) and Party B (contract no.: Year 2006 Zi 123010 No.018) and the realization of creditor’s right of Party B, Party A desires to provide mortgage to secure the creditor’s right formed under the Master Contract between Party B and the Debtor. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Collateral

Party A creates a mortgage on the property described in the “Collateral Schedule” provided in Article 16 of this Contract.

Party A undertakes that it has the ownership of or the right to dispose of the collateral according to the laws.

Party A undertakes that the collateral is not subject to any ownership dispute, attachment or seizure.

Article 2 Scope of Security

The principal amount of (Say) TWENTY-ONE MILLION YUAN in Renminbi (currency) and interest (including compound interest and penalty interest), liquidated damages, indemnity, relevant expenses prepaid by Party B and all expenses incurred from Party B’s realization of the creditor’s right and mortgage (including, but not limited to, litigation costs, arbitration costs, attachment costs, traveling expenses, execution expenses, assessment fees, auction fees).

If the Debtor fails to fulfill its obligations under the Master Contract, Party B shall have the right to require Party A directly to undertake its liability within the scope of security, regardless of any other security (including, but not limited to, guarantee, mortgage, pledge, letter of guarantee or standby letter of credit) Party B may have with respect to the creditor’s right under the Master Contract.

Article 3 Term of Mortgage

The mortgage shall continue for two years after the date the limitation of actions with respect to the secured creditor’s right expires.

Article 4 Changes to the Secured Master Contract

Party A acknowledges that Party A’s prior consent shall be deemed to have been obtained if Party B and the Debtor make changes to the clauses of the Master Contract by agreement and Party A’s liability of guarantee shall not be reduced or exempted, except for the following two circumstances:

(1) extension of the term for fulfilling its obligations;

(2) increase of the principal amount under the creditor’s right.

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Article 5 Independency

This Contract shall be independent of the Master Contract in terms of its validity and not be affected by the invalidity of the Master Contract. If the Master Contract is determined to be invalid, then Party A shall still hold liable for the debt of the Debtor with the collateral, which debt may arise from restitution of property or compensation for losses.

Article 6 Custody of the Collateral

As long as the mortgage continues to exist, Party A shall be obligated to take proper care of the collateral, prevent it from being damaged and accept Party B’s inspection from time to time. In case of any damage to or loss of the collateral or other circumstances under which the collateral is obviously decreased in value, Party B shall be notified promptly and provided other security equivalent in value to any shortage in the collateral within 20 bank business days.

Article 7 Insurance of the Collateral

As long as the mortgage continues to exist, Party A shall take a property insurance for the collateral with such insurance type and insured amount as designated by Party B and required by relevant laws. The insurance term shall be [blank] months longer than the term required for the performance of the Master Contract. During the insurance term, Party A shall not suspend or revoke the insurance for any reasons whatsoever.

As long as the mortgage continues to exist, the original insurance policy shall be kept by Party B.

Party A shall require the insurer to identify in the insurance policy that Party B is the preferred payee (i.e., the first beneficiary) of the insurance. In case of insurance accident, the insurer shall directly remit the insurance indemnity to an account designated by Party B. If the collateral has been insured already without identifying Party B as a preferred payee, the preferred payee shall be changed to Party B.

Party A agrees that Party B may select any of the following methods to handle the insurance indemnity and will assist Party B in completing relevant procedures:

(1)	to pay off or pay off in advance the principal and interest and relevant expenses under the Master Contract;

(2)	to convert it into a fixed-term deposit and pledge the certificate of deposit;

(3)	to use it to repair the collateral and restore its value upon Party B’s consent;

(4)	to submit it to a third party designated by Party B;

(5)	to dispose of it at Party B’s own discretion after Party A provides new security as required by Party B.

Article 8 Third Party’s Damages

As long as the mortgage continues to exist, the damages shall be deposited into an account designated by Party B if the collateral is decreased in value as a result of a third party’s acts. Party A agrees that Party B may select any of the following methods to handle the damages and will assist Party B in completing relevant procedures:

(1)	to pay off or pay off in advance the principal and interest and relevant expenses under the Master Contract;

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(2)	to convert it into a fixed-term deposit and pledge the certificate of deposit;

(3)	to use it to repair the collateral and restore its value upon Party B’s consent;

(4)	to submit it to a third party designated by Party B;

(5)	to dispose of the damages at Party B’s own discretion after Party A provides new security as required by Party B.

As long as the mortgage continues to exist, Party A shall provide new security acceptable to Party B if the collateral is not enough in value to pay off the principal and interest and relevant expenses under the Master Contract as a result of a third party’s acts. Any portion of the collateral that is not decreased in value shall still be used to secure the creditor’s right.

Article 9 Disposal of the Collateral

1.
As long as the mortgage continues to exist, Party A shall not donate, transfer, lease, mortgage repeatedly, remove or otherwise dispose of the collateral under this Contract without Party B’s written consent.

2.
As long as the mortgage continues to exist, Party A shall obtain Party B’s written consent in advance of its disposal of the collateral. Party A agrees that Party B shall have the right to select any of the following methods to handle the proceeds from the disposal of the collateral:

(1)	to pay off or pay off in advance the principal and interest and relevant expenses under the Master Contract;

(2)	to convert them into fixed-term deposit and pledge the certificate of deposit;

(3)	to submit them to a third party designated by Party B;

(4)	to dispose of the proceeds at Party B’s own discretion after Party A provides new security as required by Party B.

Article 10 Realization of the Mortgage

Party A agrees that Party B shall have the right to duly sell the collateral by action, sell off the collateral, or convert the collateral into money upon agreement, if:

(1)	Party B has not been paid when the term for discharging all or part of the principal or interest under the Master Contract expires;

(2)	other circumstances under which Party B may realize its creditor’s right in advance under the Master Contract.

Article 11 Breach of Contract and its Handling

As long as the mortgage continues to exist, Party B shall have the right to require Party A to rectify its breach, provide corresponding security and indemnify Party B against losses within a limited period and to dispose of the collateral in advance if Party A is in breach of Article 1, Article 6, Article 7, Article 8 or Article 9 hereunder.

Party A agrees that Party B shall have the right to select any of the following methods to handle the proceeds from the disposal of the collateral:

(1) to pay off or pay off in advance the principal and interest and relevant expenses under the Master Contract;

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(2) to convert them into fixed-term deposit and pledge the certificate of deposit;

(3) to submit them to a third party designated by Party B;

(4) to dispose of the proceeds at Party B’s own discretion after Party A provides new security as required by Party B.

Article 12 Registration and Revocation of the Collateral

If the collateral shall be registered according to the laws, the two Parties shall complete the registration of the collateral with appropriate registration department upon the execution of this Contract. Party A shall, as of the date of this Contract, submit to Party B the certificate of encumbrance, original mortgage registration document and other right certificates with respect to the collateral.

When all debts under the Master Contract and this Contract are paid off, Party B shall promptly cancel the registration of the mortgage together with Party A.

Article 13 Expenses

Expenses with respect to assessment, notarization, insurance, registration, appraisal, custody and submission hereunder shall be borne by Party A.

Article 14 Other terms agreed by the two Parties:

1.
The Mortgagor is fully aware of the risks associated with the interest rate. If the floating interest rate is applied to the Master Contract, the Mortgagor is willing to assume such additional liability as may be increased due to the floating interest rate;

2.	[intentionally left blank]_______________________________________________;

3.	[intentionally left blank]_______________________________________________.

Article 15 Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit to the People’s Court where Party B is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

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Article 16 Collateral Schedule

The collateral schedule is as follows:

Collateral Schedule

Name of the Collateral	Title Certificate and No.	Domicile	Value Indicated in the Invoice of the Collateral (yuan)	Assessed Value of the Collateral (yuan)	Amount of Mortgage Created for Other Creditor’s Right (yuan)	Remarks

Plot No. 20 in the Life Science Park of Zhongguancun (construction in process)	Certificate For The Use of State-owned Land (Jing Chang Guo Yong 2004 Zi No. 054)	Life Science Park of Zhongguancun	[blank]	42,720,000		[blank]

Plot No. 20 in the Life Science Park of Zhongguancun (real estate of construction in process)	[blank]	[blank]	[blank]	25,000,000	22,000,000	[blank]

Article 17 This Contract shall become effective upon the satisfaction of the following conditions:

1.
This Contract is signed by Party A’s legal representative (person in charge) or authorized representative or stamped with its corporate seal (if Party A is a natural person, then only signature is required) and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

2.	The collateral described in the “Collateral Schedule” hereunder is duly registered according to the laws if so required.

Article 18 This Contract shall be made in five counterparts.

Article 19 Representations

1.	Party A is fully aware of Party B’s business scope and scope of authority.

2.
Party B has perused each clause in this Contract, especially clauses in bold. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

3.	Party A has the right to sign this Contract.

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Party A (corporate seal): Beijing Origin Seed Limited

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL
July 18, 2006

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL

July 18, 2006